Exhibit 2.1

AGREEMENT

Among

Aetrium Incorporated,

Boston Semi Automation LLC, and

Boston Semi Equipment LLC (solely for purposes of Section 9.14)

dated as of

April 22, 2014

i

Table of Contents

(Continued)

ii

Table of Contents

(Continued

EXHIBITS

Exhibit A	Form of Bill of Sale
Exhibit B	Form of Assignment and Assumption Agreement
Exhibit C	Form of Sub-Lease
Exhibit D	Form of Trademark Assignment
Exhibit E	Form of Patent Assignment
Exhibit F	Form of Copyright Assignment
Exhibit G	Form of Domain Names Assignment
Exhibit H	Form of License Agreement
Exhibit I	Form of New Employment Agreement

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AGREEMENT

This Agreement (this “Agreement”), dated as of April 22, 2014, is entered into by and among Aetrium Incorporated, a Minnesota corporation (“Seller”), Boston Semi Automation LLC, a Delaware limited liability company (“Buyer”), and Boston Semi Equipment LLC, a Delaware limited liability company and parent of Buyer (solely for purposes of Section 9.14).

RECITALS

WHEREAS, Seller is engaged in the business of designing, manufacturing, marketing and servicing a variety of equipment used in the handling of integrated circuits (the “Business”);

WHEREAS, Seller wishes to sell, assign, transfer, convey and deliver to Buyer, and Buyer wishes to purchase and acquire from Seller, the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances, and Seller wishes to assign to Buyer, and Buyer wishes to assume from Seller, the Assumed Liabilities, subject to the terms and conditions set forth herein; and

WHEREAS, as an inducement to Seller to enter into this Agreement, Boston Semi Equipment LLC, a Delaware limited liability company and owner of all of the equity interests of Buyer (“BSE”), is concurrently herewith, guaranteeing the obligations of Buyer hereunder by signing the signature page hereto.

NOW, THEREFORE, in consideration of the mutual representations, warranties covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.07.

“Assigned Contracts” has the meaning set forth in Section 2.01(c).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(ii).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Balance Sheet” has the meaning set forth in Section 4.04(a).

“Balance Sheet Date” has the meaning set forth in Section 4.04(a).

“Benefit Plan” means each pension, benefit, retirement, employment, compensation, incentive, bonus, profit-sharing, deferred compensation, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, retention, indemnification, vacation, paid time off, health, life insurance, flexible spending, fringe-benefit and other similar agreement, plan, policy, program or arrangement, in each case whether or not written, including but not limited to each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is maintained, sponsored, contributed to, or required to be contributed to by Seller or any of its Affiliates, on behalf of any current or former employees, consultants or directors of the Business or the beneficiaries or dependents of any such Persons, or with respect to which Seller or any of its Affiliates has or may reasonably be expected to have any material Liability (contingent or otherwise), or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any material Liability (contingent or otherwise).

“Bill of Sale” has the meaning set forth in Section 3.02(a)(i).

“Books and Records” has the meaning set forth in Section 2.01(i).

“BSE” has the meaning set forth in the recitals.

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Business Facility” has the meaning set forth in Section 3.02(b)(iii).

“Buyer” has the meaning set forth in the preamble.

“Buyer FSA” has the meaning set forth in Section 6.01(h).

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

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“Competing Business” means any business entity that is competitive with the Business or any business conducted by Buyer immediately following Closing, including but not limited to, any form of buying, selling, refurbishment, repair, applications, or leasing of semiconductor capital equipment.

“Contracts” means all legally binding written contracts, leases, mortgages, licenses, instruments, notes, commitments, undertakings, indentures and other agreements.

“Copyright Assignment” has the meaning set forth in Section 3.02(a)(vi).

“Debt” of any Person means, without duplication, in each case whether or not then due and payable: (a) all indebtedness for, or issued in exchange for, borrowed money of, or advances to, such Person (whether secured or unsecured); (b) all notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money of such Person, including all obligations evidenced by notes, bonds, debentures or other similar instruments; (c) all obligations under conditional sale or other title retention agreements relating to property acquired by such Person; (d) all obligations in respect of the deferred purchase price of property, capital assets or services, including earn-out or similar contingent arrangements; (e) all obligations of the type described in clauses (a) – (d) and (f) – (j) of others secured by or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by any Encumbrance on property owned or acquired by such Person, whether or not such obligation secured thereby has been assumed; (f) guaranties of such Person securing obligations of others including those of the type described in clauses (a) – (e) and (g) – (j); (g) all obligations of such Person under capital leases, purchase money obligations or surety bonds; (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty; (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; (j) the net termination obligations of such Person of all interest rate and other hedging agreements, in each case excluding any intercompany indebtedness; and (k) any prepayment premiums, accrued interest, fees, penalties, breakage costs and expenses of such Person related to any of the items in clauses (a) - (j).

“Deductible” has the meaning set forth in Section 8.04(a).

“Direct Claim” has the meaning set forth in Section 8.05(d).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Discontinued” means a bankruptcy or shut down. For the avoidance of doubt, Discontinued does not mean a sale or other disposition.

“Dollars or $” means the lawful currency of the United States.

“Domain Names Assignment” has the meaning set forth in Section 3.02(a)(vii).

“Earn-Out Payment” means each payment to Seller of any Quarterly Earn-Out Payment or the First Earn-Out Payment.

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“Earn-Out Percentage” has the meaning set forth in Section 2.06(c).

“Earn-Out Period” has the meaning set forth in Section 2.06(a).

“Earn-Out Revenue” means all revenue of Buyer or its Affiliates from sales or leases of goods or services solely in connection with the operation of the Business or use or operation of the Purchased Assets (including the sale of the Purchased Assets) after the Closing Date during the Earn-Out Period, the determination of which shall be based on GAAP; provided, however, that Earn-Out Revenue shall exclude any such revenues that directly or indirectly result from the acquisition by Buyer or any of its Affiliates of (a) the stock, business or assets of any Person, or (b) a division, product line or license from any Person.

“Earn-Out Statement” has the meaning set forth in Section 2.06(b).

“Earn-Out Table” has the meaning set forth in Section 2.06(c).

“Employees” means those Persons employed by Seller who perform services primarily for or on behalf of the Business immediately prior to the Closing.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance (including the filing of, or agreement to give, any financing statement under any other Law of any jurisdiction).

“Environmental Claim” means any Governmental Order, action, suit, claim, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, release or threatened release, transportation, processing, production, disposal or remediation of any Hazardous Materials; (c) remediation, reclamation or restoration of real property (whether or not owned, leased or used by Seller); and (d) workplace health and safety and protection of employees from workplace hazards. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

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“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Excluded Assets” has the meaning set forth in Section 2.02.

”Excluded Liabilities” has the meaning set forth in Section 2.04.

“Executive Agreements” has the meaning set forth in Section 2.04(d).

“Expenses” has the meaning set forth in Section 9.01.

“Financial Statements” has the meaning set forth in Section 4.04(a).

“First Earn-Out Payment” has the meaning set forth in Section 2.06(b).

“Fundamental Representations” means (i) with respect to Seller, the representations and warranties set forth in Section 4.01 (Organization and Qualification of Seller), Section 4.02 (Authority of Seller), Section 4.03 (No Conflicts; Consents), Section 4.07(b) (Title), Section 4.14 (Taxes), and Section 4.20 (Brokers) and (ii) with respect to Buyer, the representations and warranties set forth in Section 5.01 (Organization and Authority of Buyer), Section 5.02 (Authority of Buyer), and Section 5.03 (No Conflicts; Consents) and Section 5.04 (Brokers).

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, ruling, verdict, stipulation, settlement, determination, award or other decision issued, promulgated or entered by or with any Governmental Authority.

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“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls; and any other substance which is subject in any respect to any Environmental Law.

“Indemnification Claim Notice” has the meaning set forth in Section 8.05(d).

“Indemnified Party” has the meaning set forth in Section 8.04.

“Indemnifying Party” has the meaning set forth in Section 8.04.

“Independent Firm” means an independent accounting firm of recognized national standing as may be mutually selected by Buyer and Seller.

“Insider” means (a) an officer or director of Seller, (b) an Affiliate of Seller or (c) any Relative of any Person referred to in clauses (a) and (b) who is an individual and any Affiliate of any such Relative.

“Insurance Policies” has the meaning set forth in Section 4.15.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights, including all applications and registrations, and works of authorship, whether or not copyrightable; (c) trade secrets and confidential know-how; (d) patents and patent applications; (e) social media pages, websites and internet domain name registrations; and (f) all other intellectual property and industrial property rights and assets, including software, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing.

“Intellectual Property Assets” has the meaning set forth in Section 2.01(d).

“Intellectual Property Licenses” means all licenses, sublicenses and other agreements by or through which other Persons, including Seller’s Affiliates, grant Seller exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used exclusively in connection with the Business.

“Intellectual Property Registrations” means all Intellectual Property Assets which have been registered or issued by any Governmental Authority or authorized private registrar in any jurisdiction, including trademarks, domain names, copyrights, issued and reissued patents, and all pending applications for any of the foregoing, that are used exclusively in connection with the Business.

“Inventory” has the meaning set forth in Section 2.01(b).

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“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of those persons listed on Section 1.01(a) of the Disclosure Schedules after inquiry of their direct reports.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.09(a).

“Leases” has the meaning set forth in Section 4.09(a).

“Liabilities” means any and all Debts, liabilities, obligations and other commitments of any kind or nature, whether direct or indirect, unaccrued or fixed, absolute or contingent, matured or unmatured, known or unknown and whether or not determined or determinable or due or to become due, including those arising under any Law, actual or threatened action (at law or in equity), suit, arbitration, review, inquiry, proceeding or investigation or Contract.

“License Agreement” has the meaning set forth in Section 3.02(b)(iv).

“Losses” means actual out of pocket losses, damages, assessments and other Liabilities, costs and expenses, including interest, fines, penalties, fees, disbursements and amounts paid in settlement (including reasonable attorneys’ fees).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that, individually or in the aggregate, has had, or is reasonably likely to have, a material adverse effect on (a) the business, results of operations, financial condition or assets and Liabilities (taken as a whole) of the Business, or (b) the ability of Seller to perform its obligations under this Agreement or any other Transaction Document or to consummate the transactions contemplated hereby or thereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change to the extent arising out of or attributable to: (i) any changes in the national or world economy as a whole or changes in general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof that affect the industries in which the Business operates, so long as such changes or conditions do not adversely affect the Business in a manner different from other similarly situated participants in the industries or markets in which they operate; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vii) any natural or man-made disaster or acts of God that affect the industries in which the Business operates; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Seller and the Business; or (ix) any failure by the Business in and of itself to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided, further, however, that a “Material Adverse Effect” will exclude events, occurrences, facts, conditions or changes referred to in the preceding clauses (i), (ii), (iii), (iv), (vi) or (vii) only so long as such events, occurrences, facts, conditions or changes do not adversely affect the Business in a manner different from other similarly situated participants in the industries or markets in which Seller operates.

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“Material Contracts” has the meaning set forth in Section 4.06(a).

“Name Change Amendment” has the meaning set forth in Section 3.02(b)(iv).

“New Employment Agreements” means the employment agreements dated as of the Closing Date by and between Buyer and each of [*], [*] and [*] in the form attached hereto as Exhibit I.

“Notice of Earn-Out Disagreement” has the meaning set forth in Section 2.06(f).

“Offered Employees” has the meaning set forth in Section 6.01(a).

“Ordinary Course” means, with respect to an action taken by a Person such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

“Patent Assignment” has the meaning set forth in Section 3.02(a)(v).

“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course; and (c) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“PTO” has the meaning set forth in Section 2.03(c).

“PTO Credit” has the meaning set forth in Section 6.01(c).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

*Confidential portion has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

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“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Quarterly Earn-Out Payment” has the meaning set forth in Section 2.06(b).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“SEC Reports” means Seller’s annual, quarterly and current reports as filed with the SEC on Forms 10-K, 10-Q and 8-K pursuant to the Securities and Exchange Act of 1934, as amended, in each case including all exhibits and schedules thereto and documents incorporated by reference therein.

“SEC” means the United States Securities and Exchange Commission.

“Seller 401(k) Plan” means the qualified cash or deferred arrangement of Seller.

“Seller FSA” has the meaning set forth in Section 6.01(h).

“Seller” has the meaning set forth in the preamble.

“Statement of Expense” has the meaning set forth in Section 4.04(a).

“Sub-Lease” has the meaning set forth in Section 3.02(a)(iv).

“Tangible Personal Property” has the meaning set forth in Section 2.01(f).

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax” or “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

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“Third Party Indemnification Claim Notice” has the meaning set forth in Section 8.05(a).

“Trademark Assignment” has the meaning set forth in Section 3.02(a)(iv).

“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, License Agreement, Sub-Lease, the Trademark Assignment, the Patent Assignment, the Copyright Assignment, the Domain Names Assignment and the other agreements, instruments and documents required to be delivered at the Closing.

“Transferred Employee” has the meaning set forth in Section 6.01(a).

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of all Encumbrances other than Permitted Encumbrances, all of the assets, properties and rights of Seller, other than the Excluded Assets, that are owned, used or held for use by Seller in connection with, or that are otherwise related to, or otherwise required for the conduct of, the Business (collectively, the “Purchased Assets”). Without limitation of the foregoing, the Purchased Assets will include, other than with respect to the Excluded Assets:

(a) the assets listed on Section 2.01(a) of the Disclosure Schedules;

(b) all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories of the Business (“Inventory”);

(c) subject to Section 2.08, all Contracts set forth on Section 2.01(c) of the Disclosure Schedules and the Intellectual Property Licenses set forth on Section 4.10(a) of the Disclosure Schedules (collectively, the “Assigned Contracts”);

(d) all Intellectual Property owned, used or held for use by Seller in connection with, or otherwise related to, or otherwise required for the conduct of, the Business, including computer software, Intellectual Property assignments and royalties and the Intellectual Property Registrations set forth on Section 4.10(a) of the Disclosure Schedules (the “Intellectual Property Assets”);

(e) the trade name “Aetrium”, subject to the parties entering into the License Agreement granting Seller the right to use the trade name “Aetrium” for a limited time, as more fully described in Section 3.02(b)(iii);

(f) all furniture, computer hardware and software, telephone systems and telephone numbers, fixtures, equipment, supplies and other tangible personal property owned, used or held for use by Seller in connection with, or otherwise related to, or otherwise required for the conduct of, the Business listed on Section 2.01(f) of the Disclosure Schedules (the “Tangible Personal Property”);

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(g) all prepaid expenses, credits, advance payments, security, deposits, charges, sums and fees set forth on Section 2.01(g) of the Disclosure Schedules;

(h) all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets or the Business;

(i) originals, or where not available, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records, strategic plans, internal financial statements and marketing and promotional surveys, material and research, that exclusively relate to the Business or the Purchased Assets, other than books and records set forth in Section 2.02(e) (“Books and Records”); and

(j) all goodwill associated with any of the assets described in the foregoing clauses.

Section 2.02 Excluded Assets. Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling, assigning, transferring, conveying or delivering any of the following assets and properties of Seller (the “Excluded Assets”):

(a) all cash and cash equivalents, bank accounts and securities of Seller;

(b) all receivables related to any business of Seller, including the Business;

(c) all Contracts that are not Assigned Contracts;

(d) all Intellectual Property other than the Intellectual Property Assets;

(e) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller, all employee-related or employee benefit-related files or records, other than personnel files of Transferred Employees, and any other books and records which Seller is prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain;

(f) all insurance policies of Seller and, except as otherwise provided in Section 6.09, all rights to applicable claims and proceeds thereunder;

(g) except as provided in Section 6.01, all Benefit Plans and trusts or other assets attributable thereto;

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(h) all Tax assets (including duty and Tax refunds and prepayments) of Seller or any of its Affiliates;

(i) all rights to any action, suit or claim listed on Section 2.02(i) of the Disclosure Schedules;

(j) all assets, properties and rights exclusively owned, used or held for use by Seller for its businesses other than the Business;

(k) the assets, properties and rights specifically set forth on Section 2.02(k) of the Disclosure Schedules;

(l) all working capital assets of Seller (excluding inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories);

(m) the rights which accrue or will accrue to Seller under the Transaction Documents; and

(n) all Permits.

Section 2.03 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume the following Liabilities of Seller arising out of or relating to the Business or the Purchased Assets on or after the Closing, other than the Excluded Liabilities (collectively, the “Assumed Liabilities”):

(a) subject to Section 8.02(c), all warranty obligations and customer support obligations of the Business;

(b) each of [*], [*] and [*] have entered into a General Release of Obligations under Change of Control Agreement (together, the “Releases”), dated the date hereof, and for the purposes of clarity these Releases are not being assumed by Buyer, and were entered into in connection with the execution of the New Employment Agreements;

(c) Subject to Section 6.01(c), the amount of the unused paid time off (“PTO”) that the Transferred Employees have accumulated immediately prior to the consummation of the Closing under Seller’s PTO policy as in effect on the date of this Agreement, provided, however, that such amount will not exceed in an aggregate amount of $57,600 as of the date this Agreement plus additional amounts accrued between the date of this Agreement and the Closing Date;

(d) all Liabilities of Seller to pay vendor purchase orders and vendor invoices listed on Section 2.03(d) of the Disclosure Schedules for inventory that will ship to customers after consummation of the Closing in order to fulfill written customer sales orders listed on Section 2.01(c) of the Disclosure Schedules; provided, however, that Buyer’s obligations under this clause (d) will not exceed $175,000 in the aggregate without its prior written consent (it being understood that all Liabilities incurred by Seller with respect to inventory that are not expressly assumed by Buyer pursuant to this clause (d) will be Excluded Liabilities);

*Confidential portion has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

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(e) all Liabilities under the Assigned Contracts arising exclusively from, and accruing exclusively with respect to, the period after the consummation of the Closing (other than Liabilities thereunder arising as a result of the breach thereof at or prior to the consummation of the Closing);

(f) all liabilities and obligations for Taxes for which Buyer is liable pursuant to Section 6.06; and

(g) all Liabilities of Seller set forth on Section 2.03(g) of the Disclosure Schedules.

Section 2.04 Excluded Liabilities. Notwithstanding anything to the contrary contained herein, Buyer shall not assume, be bound by and shall not be obligated or responsible to pay, perform or discharge any of the following Liabilities, duties or responsibilities of Seller (including successor liability or de facto merger) and any other Liability based upon, arising under or with respect to events or conditions occurring at or prior to the consummation of the Closing (collectively, the “Excluded Liabilities”):

(a) any Liabilities arising out of or relating to Seller’s ownership, use or operation of the Business and the Purchased Assets prior to the consummation of the Closing;

(b) any Liabilities based upon, relating to, arising under or with respect to the Excluded Assets or the ownership, operation or use of any of the businesses of Seller or any of its Affiliates, other than the Business, whether before, at or after the consummation of the Closing;

(c) any liabilities or obligations for Taxes of Seller or any of its stockholders or Affiliates (other than Taxes allocated to Buyer under Section 6.06);

(d) any Liabilities of Seller based upon, relating to, or arising under or with respect to (i) any Benefit Plan, including, for the avoidance of doubt those agreements with certain employees of the Seller set forth in Section 2.04(h) of the Disclosure Schedules (the “Executive Agreements”) (ii) the employment or termination of employment of (x) any Transferred Employee with respect to periods on or prior to the consummation of the Closing and (y) any current or former employee, consultant, independent contractor, leased employee or other agent who is not a Transferred Employee at any time, and (iii) workers’ compensation claims, unemployment insurance premiums or any claims arising under any federal, state or local tax withholding, employment, labor or discrimination Laws of (x) any Transferred Employees which relate to events occurring on or prior to the consummation of the Closing and (y) any current or former employee, consultant, independent contractor, leased employee or other agent who is not a Transferred Employee which relate to events occurring at any time;

(e) any Liability based upon, arising under or with respect to any Environmental Law;

(f) any Liability to the extent the existence of which constitutes a breach of any representation or warranty of Seller contained in or made pursuant to the Agreement;

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(g) any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others; and

(h) any Liabilities of Seller set forth on Section 2.04(h) of the Disclosure Schedules.

Section 2.05 Purchase Price. The aggregate purchase price for the Purchased Assets shall be (i) the Earn-Out Payments made as provided in Section 2.06, PLUS (ii) the assumption of the Assumed Liabilities (collectively, the “Purchase Price”).

Section 2.06 Earn-Out Payments.

(a) With respect to the period commencing on the Closing Date through December 31, 2018 (the “Earn-Out Period”), Buyer shall, subject to and on the terms set forth in Section 2.06(b), pay to Seller the amount equal to the applicable Earn-Out Percentage (as provided in the Earn-Out Table in Section 2.06(c) for the corresponding calendar quarters in the Earn-Out Table) multiplied by the applicable Earn-Out Revenue for such quarter. Earn-Out Payments are deemed to be additional Purchase Price and shall be paid by wire transfer to an account designated in writing by Seller to Buyer no later than two Business Days prior to the Closing Date or such other account designated in writing by Seller to Buyer from time to time.

(b) The Earn-Out Payment payable for the period between the Closing Date and December 31, 2014 shall be remitted to Seller within 60 days following the end of the 4th calendar quarter of 2014 (the “First Earn-Out Payment”) and all subsequent Earn-Out Payments shall be remitted to Seller within 60 days following the end of each subsequent calendar quarter, unless a Notice of Earn-Out Disagreement is given by Seller pursuant to Section 2.06(f), and in such case then within five (5) Business Days after final determination of the Earn-Out Revenue to which such Earn-Out Payment relates pursuant to Section 2.06(f) and (g) (each a “Quarterly Earn-Out Payment”); provided, however, that (x) neither the First Earn-Out Payment nor any Quarterly Earn-Out Payment shall be made if the aggregate Earn-Out Revenue is $3,000,000 (or with respect to the First Earn-Out Payment, the same proportion of $3,000,000 that the number of days from the Closing Date to December 31, 2014 bears to 365) or less for the rolling 12-month period immediately preceding the end of the calendar quarter for which such Quarterly Earn-Out Payment is calculated (or, with respect to the First Earn-Out Payment, the period beginning on the Closing Date and ending on December 31, 2014), and (y) in the event that there is a Notice of Earn-Out Disagreement with respect to any Quarterly Earn-Out Payment, then the amount set forth in the applicable Earn-Out Statement shall be paid within 60 days after the end of the calendar quarter to which such Earn-Out Statement Relates and any portion of the Quarterly Earn-Out Payment that is finally determined to be due will be paid within five (5) Business Days after such determination. Buyer and Seller agree that revenue for Aetrium handlers leased to customers shall be credited as revenue in the quarter shipped at full sales price on the lease for such equipment. Each Earn-Out Payment shall be accompanied by a statement (the “Earn-Out Statement”) setting forth in reasonable detail how the applicable Earn-Out Payment was calculated by Buyer.

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(c) The “Earn-Out Percentage” means the percentages for the corresponding periods set forth in the table below (the “Earn-Out Table”):

Earn-Out Table
	2014	2015	2016	2017	2018
Q1 - January 1 through March 31		14.25%	11.25%	8.25%	5.25%
Q2 - April 1 through June 30	15.0%	13.50%	10.50%	7.50%	4.50%
Q3 - July 1 through September 30	15.0%	12.75%	9.75%	6.75%	3.75%
Q4 - October 1 through December 31	15.0%	12.00%	9.00%	6.00%	3.00%

(d) If the Business is Discontinued during the Earn-Out Period at a time when Seller had received less than $2,000,000 in Earn-Out Payments, Seller shall have the right (but not the obligation) to take back ownership of all remaining Purchased Assets without payment or other consideration by giving Buyer written notice of its election to do so no more than ten (10) days after Seller first becomes aware the Business was Discontinued. Following receipt by Buyer of such written notice, the transfer of assets contemplated thereby shall be effected pursuant to instruments of transfer that are mutatis mutandis substantially equivalent to the instruments of transfer contemplated herein but without any representations and warranties of Buyer or Seller and without any ongoing obligations of Seller to Buyer in connection with or following such transfer of the Purchased Assets back to Seller.

(e) During the Earn-Out Period, Buyer agrees that it will operate the Business and hold the Acquired Assets directly, and, unless otherwise agreed to in writing by Seller, if Buyer directly or indirectly disposes, assigns (including by operation of law), or otherwise sells or transfers the Business (including by way of transferring substantially all the assets of the Business) during the Earn-Out Period, the recipient of the Business shall assume all of Buyer’s obligations under the Transaction Documents (including obligation for payment of the Earn-Out Payments), and BSE shall not, without Seller’s consent, be relieved of its guarantee of the performance of such obligations hereunder.

(f) During the 30-day period following the receipt by Seller of the Earn-Out Statement, Seller and its Representatives shall be permitted to review during normal business hours and make copies reasonably required of (i) the working papers of Buyer and, if relevant and permitted by its independent auditors, its independent auditors (if any) relating to the preparation of the Earn-Out Statement and (ii) any supporting schedules, supporting analyses and other supporting documentation relating to the preparation of the Earn-Out Statement. The Earn-Out Statement shall become final and binding upon the parties on the thirtieth day following delivery thereof, except to the extent that Seller gives written notice of disagreement with the Earn-Out Statement (the “Notice of Earn-Out Disagreement”) to Buyer prior to such date. Any Notice of Earn-Out Disagreement shall specify in reasonable detail the nature of any disagreement so asserted (any such disagreement to be limited to whether such calculation of the Earn-Out Payment are mathematically correct and/or have been prepared in accordance with Section 2.06). If a Notice of Earn-Out Disagreement complying with the preceding sentence is received by Buyer in a timely manner, then the Earn-Out Statement (as revised in accordance with clause (I) or (II) below) shall become final and binding upon the parties on the earlier of (I) the date Buyer and Seller resolve in writing any differences they have with respect to the matters specified in the Notice of Earn-Out Disagreement or (II) the date any disputed matters are finally resolved in writing by the Independent Firm. To the extent not set forth in the Notice of Earn-Out Disagreement, Seller shall be deemed to have agreed with all other calculations, items and amounts set forth in the Earn-Out Statement.

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(g) If, after 30 days following receipt by Buyer of a Notice of Earn-Out Disagreement, the differences as specified in the Notice of Earn-Out Disagreement are not resolved, Seller and Buyer shall promptly engage the Independent Firm and submit to the Independent Firm for review and resolution of any and all matters which remain in dispute and which are properly included in the Notice of Earn-Out Disagreement. In resolving any disputed item, the Independent Firm shall: (i) be bound by the provisions of this Section 2.06; (ii) limit its review to matters still in dispute as specifically set forth in the Notice of Earn-Out Disagreement (and only to the extent such matters are still in dispute following such 30-day period); and (iii) further limit its review solely to whether the Earn-Out Statement has been prepared in accordance with this Section 2.06. Buyer and Seller shall make available to the Independent Firm all relevant working papers, supporting schedules, supporting analyses, other supporting documentation and other items reasonably requested by the Independent Firm. Seller and Buyer shall use reasonable best efforts to cause the Independent Firm to render a decision resolving the matters in dispute within 30 days following the submission of such matters to the Independent Firm. Seller and Buyer agree that judgment may be entered upon the determination of the Independent Firm in any court having jurisdiction over the party against which such determination is to be enforced. If the Independent Firm determines that the amount of the disputed Earn-Out Payment is greater than the amount previously paid to Seller in satisfaction of such Earn-Out Payment, Buyer shall, within five (5) Business Days after the determination of the Independent Firm, make payment to Seller, by wire transfer of immediately available funds, of the amount of such excess. Except as specified in the following sentence, the fees and expenses of the Independent Firm in connection with the Independent Firm’s determination of an Earn-Out Payment pursuant to this Section 2.06(g) shall be borne, in its entirety, by the party (either Seller or Buyer) whose calculation of the Earn-Out Payment as initially submitted to the Independent Firm is furthest away from the Earn-Out Payment as determined by the Independent Firm. The fees and expenses of the independent auditors (if any) of Buyer incurred in connection with the issuance of the Earn-Out Statement shall be borne by Buyer, and the fees and expenses of the independent auditors of Seller incurred in connection with their review of the Earn-Out Statement shall be borne by Seller.

(h) Subject to Section 2.06(e), Seller acknowledges the absolute right of Buyer to operate, manage and invest in the Business in the exercise of its sole discretion and agree that Buyer shall have no liability or obligation to Seller in connection with the operations and assets of the Business (including, without limitation, the Purchased Assets) from and after the Closing. Without limiting the foregoing, Buyer presently intends to base its decisions regarding operations of the Business, including the pricing of services and the investment and allocation of resources, on the basis of strategic objectives of Buyer and its Affiliates; provided that Buyer shall not take any action whose primary purpose is to avoid or reduce payment of any Earn-Out Payment. Seller acknowledges that certain situations could arise where such decisions may adversely affect the Earn-Out Revenues. Notwithstanding the foregoing, Buyer covenants and agrees that it shall act in good faith; provided that nothing contained in this Section 2.06(h) shall prohibit Buyer from relocating the Business in its reasonable discretion.

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Section 2.07 Allocation of Purchase Price. Within 30 days of Seller receiving any Earn-Out Payment, Buyer shall deliver a schedule allocating the Purchase Price (including any Assumed Liabilities treated as consideration for the Purchased Assets for Tax purposes) (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code. The Allocation Schedule shall be deemed final unless Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule within 5 days after delivery of the Allocation Schedule to Seller. In the event of any such objection, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within 15 days after the delivery of the Allocation Schedule to Buyer, such dispute shall be resolved an Independent Firm mutually appointed by Buyer and Seller. The fees and expenses of such Independent Firm shall be borne equally by Seller and Buyer. Seller and Buyer agree to file their respective IRS Forms 8594 and all federal, state and local Tax Returns in accordance with the Allocation Schedule.

Section 2.08 Non-assignable Assets.

(a) Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.08, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Purchased Asset would result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Authority), and such consent, authorization, approval or waiver shall not have been obtained prior to the consummation of the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery. Following the consummation of the Closing, Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver; provided, however, that neither Seller nor Buyer shall be required to pay any consideration therefor. If and when such consent, authorization, approval or waiver is obtained, Seller shall sell, assign, transfer, convey and deliver to Buyer the relevant Purchased Asset to which such consent, authorization, approval or waiver relates for no additional consideration and Buyer shall, without payment of any consideration therefor, assume from and after the date of such assignment the obligations thereunder (but only the obligations of Seller thereunder arising exclusively from, and accruing exclusively with respect to, the period after the date of such assignment (other than obligations thereunder arising as a result of the breach thereof at or prior to such assignment) and only to the extent that such obligations would have constituted Assumed Liabilities if such assignment had occurred on the Closing Date). Applicable sales, transfer and other similar Taxes in connection with such sale, assignment, transfer, conveyance or license shall be paid in accordance with Section 6.06.

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(b) To the extent that any Purchased Asset cannot be transferred to Buyer following the Closing pursuant to this Section 2.08, Seller shall provide Buyer with the economic and, to the extent permitted under applicable Law, operational benefits of the transfer of such Purchased Asset to Buyer as of the Closing. Buyer shall, as agent or subcontractor for Seller, to the extent permitted under applicable Law (but only to the extent Buyer shall receive the benefits thereunder pursuant to the prior sentence), assume the Liabilities of Seller thereunder from and after the date such benefits are provided to it (other than obligations thereunder arising as a result of the breach thereof at or prior the Closing and only to the extent that such obligations would have constituted Assumed Liabilities if such assignment had occurred on the Closing Date) but only for so long as such benefits are provided to it. To the extent permitted under applicable Law, Seller shall pay to Buyer promptly upon receipt thereof all income, proceeds and other monies received by Seller, or any claim or right or any benefit arising thereunder to the extent that Buyer would be entitled thereto pursuant hereto, to the extent related to such Purchased Asset in connection with the arrangements under this Section 2.08.

ARTICLE III

CLOSING

Section 3.01 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Purchased Assets contemplated hereby shall take place at a closing (the “Closing”) that shall take place simultaneously with the execution and delivery of this Agreement, and the date and time of the completion of the foregoing shall be deemed the “Closing Date”. The Closing shall take place via the electronic exchange of documents and signatures. The parties hereto acknowledge and agree that (i) all proceedings at the Closing shall be deemed to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed or delivered, and (ii) that the Closing shall be deemed to have taken place at the offices of Olshan Frome Wolosky LLP, Park Avenue Tower, 65 East 55th Street, New York, NY 10022, or at such other date or at such other place as Seller and Buyer may mutually agree upon in writing. The Closing shall be deemed effective as of 12:01a.m., New York time on the Closing Date.

Section 3.02 Transactions to be Effected at the Closing.

(a) In addition to the other requirements set forth herein, at the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

(i) a bill of sale in the form of Exhibit A hereto (the “Bill of Sale”) duly executed by Seller;

(ii) an assignment and assumption agreement in the form of Exhibit B hereto (the “Assignment and Assumption Agreement”) duly executed by Seller;

(iii) a sub-lease to 15,000 sq ft. of the Leased Real Property associated with the Purchased Assets at the premises located at 2350 Helen Street, North St. Paul, Minnesota 55109 (the “Business Facility”) in the form of Exhibit C hereto (the “Sub-Lease”) duly executed by Seller;

(iv) the Trademark Assignment duly executed by Seller in favor of Buyer in the form of Exhibit D hereto (the “Trademark Assignment”);

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(v) the Patent Assignment duly executed by Seller in favor of Buyer in the form of Exhibit E hereto (the “Patent Assignment”);

(vi) the Copyright Assignment duly executed by Seller in favor of Buyer in the form of Exhibit F hereto (the “Copyright Assignment”);

(vii) the Domain Names Assignment duly executed by Seller in favor of Buyer in the form of Exhibit G hereto (the “Domain Names Assignment”);

(viii) a certificate evidencing the good standing of Seller in its jurisdiction of organization as of a recent date;

(ix) any required Tax Returns, elections or forms in respect of Transfer Taxes;

(x) the certificates of the Secretary or Assistant Secretary of Seller required by Section 7.01(b) and Section 7.01(c);

(xi) all consents, authorizations, approvals, and waivers set forth in Section 3.02(a)(xi) of the Disclosure Schedules, all in such form as is reasonably satisfactory to Buyer;

(xii) a certificate reasonably acceptable in form and substance to Buyer to the effect that Seller is not a “foreign person” within the meaning of Treasury Regulations Section 1.1445-2; and

(xiii) all other instruments, certificates, filings or documents, in form and substance reasonably satisfactory to Buyer, as may reasonably requested by Buyer.

(b) In addition to the other requirements set forth herein, at the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

(i) the Assignment and Assumption Agreement duly executed by Buyer;

(ii) the Sub-Lease duly executed by Buyer;

(iii) with respect to the “Aetrium” trade name, a license agreement from Buyer, substantially in the form of Exhibit H hereto, duly executed by Buyer, pursuant to which Buyer shall have granted Seller a non-exclusive, royalty free, fully paid-up right and license to use the “Aetrium” name until one month after the stockholders of Seller have approved an amendment to Seller’s Amended and Restated Articles of Incorporation to change Seller’s name to a name other than “Aetrium” (the “Name Change Amendment”), which approval Seller shall use its commercially reasonable efforts to obtain (the “License Agreement”); provided, however, that Seller submit a proposal to it stockholders to approve a Name Change Amendment at each annual meeting of Seller’s stockholders until a Name Change Amendment is duly approved by the requisite stockholder vote and will in any event adopt a “d/b/a” that does not include the word “Aetrium” on or prior to the first anniversary of the Closing Date;

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(iv) the certificates of the Secretary or Assistant Secretary of Buyer required by Section 7.02(b) and Section 7.02(c); and

(v) a certificate evidencing the good standing of Buyer in its jurisdiction of organization as of a recent date;

(vi) all other instruments, certificates, filings or documents, in form and substance reasonably satisfactory to Seller, as may reasonably requested by Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that:

Section 4.01 Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Minnesota and has all necessary corporate power and authority to own, operate or lease its properties and assets, including the Purchased Assets, and to conduct its business, including the Business. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually and in the aggregate, does not have, and is not reasonably likely to have, a Material Adverse Effect.

Section 4.02 Authority of Seller. Seller has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which Seller is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is or will be a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Seller and no other proceedings on the part of Seller or any holder of its equity is required to authorize this Agreement or the other Transaction Documents to which it is or will be a party or for Seller to consummate the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). At the Closing, each other Transaction Document to which Seller is or will be a party will have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

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Section 4.03 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is or will be a party, the performance by Seller of its obligations hereunder and thereunder, the consummation by Seller of the transactions contemplated hereby and thereby, and the compliance by Seller with any of the provisions hereof and thereof, does not and shall not: (a) result in a violation or breach of any provision of the Amended and Restated Articles of Incorporation or Bylaws of Seller; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, any of its properties, assets (including the Purchased Assets) or securities or the Business; (c) except as set forth in Section 4.03 of the Disclosure Schedules and with such exceptions as, individually and in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under, result in the acceleration of or give rise to any right to accelerate, terminate, modify or cancel, or require and consent under, any Material Contract to which Seller is a party or by which it or any of its assets are otherwise subject; (d) result in the imposition of all Encumbrances, other than Permitted Encumbrances, upon any Purchased Asset; or (e) with the passage of time, the giving of notice or the taking of any action by another Person, have any of the effects described in clauses (a) through (d) of this Section 4.03. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings or consents set forth in Section 4.03 of the Disclosure Schedules and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, individually or in the aggregate, do not have, and are not reasonably likely to have, a Material Adverse Effect.

Section 4.04 Financial Statements.

(a) Copies of the audited financial statements consisting of the balance sheet of Seller as at December 31 in each of the years 2013 and 2012 and the related statements of operations, stockholders’ equity and cash flow for the years then ended (the “Financial Statements”) have been delivered or made available to Buyer prior to the date of this Agreement. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved. The Financial Statements fairly present in all material respects the financial position and results of operations of Seller for the periods indicated. The balance sheet of Seller as of December 31, 2013 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”.

(b) The books of account and other financial records of Seller that are in connection with, or otherwise related to or required for the conduct of, the Business are true, complete and correct in all material respects and have been maintained in accordance with reasonable business practice. Seller has made and kept books, records and accounts related to the Business which, in reasonable detail, accurately and fairly reflect their transactions and the disposition of their assets.

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(c) The accounts payable and other accrued expenses included among the Assumed Liabilities represent bona fide obligations incurred by Seller in the Ordinary Course.

Section 4.05 Absence of Certain Developments. Except as set forth in Section 4.05 of the Disclosure Schedules, since January 7, 2014 Seller has conducted the Business only in the Ordinary Course and since December 31, 2013 there has been no:

(a) development, event, change, occurrence or circumstance that, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect;

(b) other than the sale of Inventory in the Ordinary Course, sale, transfer or other disposition of any of the Purchased Assets;

(c) cancelation of any Debts or claims with respect to the Business or any of the Purchased Assets;

(d) increase in the base salary, wages, commission or other compensation or benefits due or payable to, or grant any bonus, profit sharing or any similar payment to, any Employee or other individual who performs services for or on behalf of the Business, other than increases of base salary of no more than 2.5%;

(e) acquisition of any property or asset in connection with, or otherwise related to or required for the conduct of, the Business by Seller, other than acquisitions of inventory in the Ordinary Course;

(f) payment with respect to, or discharge, compromise or settlement of, any claim or suit, arbitration, review, inquiry, proceeding or investigation in connection with, or otherwise related to or required for the conduct of, the Business; or

(g) any authorization, approval, agreement or commitment to do any of the foregoing.

Section 4.06 Material Contracts.

(a) Section 4.06(a) of the Disclosure Schedules lists all written, and a description of all oral Contracts, (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with, or otherwise related to or required for the conduct of, the Business or the Purchased Assets, including the following (together with all Leases listed in Section 4.09(a) of the Disclosure Schedules and all Intellectual Property Licenses listed in Section 4.10(a) of the Disclosure Schedules, collectively, the “Material Contracts”):

(i) all Contracts involving aggregate payments or consideration (contingent or otherwise, including milestones, earn-outs, contingent payments and other future payment obligations) in excess of $20,000 or requiring performance by any party more than six months from the date hereof;

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(ii) all Contracts that relate to the sale of any of the Purchased Assets, other than in the Ordinary Course, for consideration in excess of $20,000;

(iii) except for agreements relating to trade receivables, all Contracts for or relating to any Debt of Seller (including, without limitation, guarantees), in each case having an outstanding principal amount in excess of $20,000;

(iv) all Contracts between or among Seller on the one hand and any Affiliate of Seller on the other hand;

(v) any Contract granting any Person an Encumbrance on any of the Purchased Assets;

(vi) any Contract that in connection with, or otherwise related to or required for the conduct of, the Business to which Seller is a party or by which any of its assets are bound or otherwise subject made other than in the Ordinary Course;

(vii) any Contract providing for the grant of any preferential rights to purchase or lease any of the Purchased Assets;

(viii) any collective bargaining agreement with any labor union to which any Employees are subject;

(ix) any lease or similar arrangement in connection with, or otherwise related to or required for the conduct of, the Business for the use by Seller of personal property involving payments of in excess of $20,000 per annum;

(x) any confidentiality or non-disclosure agreement in connection with, or otherwise related to or required for the conduct of, the Business to which Seller is a party or by which any of its assets are bound or otherwise subject;

(xi) any Contract related to the Business to which Seller is a party or by which any of its assets are bound or otherwise subject (A) containing non-competition, non-solicitation or other limitations restricting the conduct of the Business, or the ability of Seller or any Affiliate of the Business to compete with any Person or to solicit the employees or customers of any Person, (B) that grants to the other party or any third party “most favored nation” status or (C) that grants to the other party or any third party any exclusive right or rights or in which any third party grants Seller any exclusive right or rights;

(xii) any Contract imposing any restriction or limitation on the sale or other transfer of any of the Purchased Assets;

(xiii) any partnership, joint venture or similar Contract in connection with, or otherwise related to or required for the conduct of, the Business to which Seller is a party or by which any of its assets are bound or otherwise subject;

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(xiv) any Contract that purports to bind Buyer or any of its Affiliates after the consummation of the Closing;

(xv) any Contract in connection with, or otherwise related to or required for the conduct of, the Business providing for the sale, lease, license or control of, or otherwise relating to any Intellectual Property to or from Seller, including any Contract relating to nondisclosure or appropriation of Intellectual Property by Seller’s current or former employees;

(xvi) any Contract in connection with, or otherwise related to or required for the conduct of, the Business involving any Liability of Seller as surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligations of any Person;

(xvii) any Contract related to the Business containing or providing for any Tax sharing, Tax allocation or Tax indemnification; and

(xviii) any Contract to which Seller is a party or by which any of its assets are bound or otherwise subject relating to the acquisition or disposition of any business.

(b) With such exceptions as, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect, (i) all of the Assigned Contracts are in full force and effect and are valid and binding on and enforceable against Seller in accordance with their terms and, to the Knowledge of Seller, on and against the other parties thereto; (ii) neither Seller, nor to the Knowledge of Seller, any other party to any Assigned Contract, in breach of, or default under, any Assigned Contract; (iii) Seller has not waived any right under any Assigned Contract; (iv) no event has occurred that, with the giving of notice or the lapse of time or both, would constitute a breach of, or default under, any Assigned Contract; (v) there are no unresolved disputes under any of the Assigned Contracts; and (vi) Seller has not given to or received from any other Person, any notice or other written communication regarding any actual, alleged, possible or potential violation or breach or, or default under, any Assigned Contract.

(c) Complete and correct copies of all written Material Contracts, together with all modifications, amendments and supplements thereto, have been made available to Buyer prior to the date of this Agreement. Except for Contracts listed on Section 4.06 of the Disclosure Schedules with an asterisk (or as otherwise indicated on such Schedule), there are no oral Contracts that are Assigned Contracts.

Section 4.07 Purchased Assets; Title.

(a) Seller has prior to the date of this Agreement provided to Buyer a list of all items of tangible personal property with a book value greater than $10,000 of every kind or description owned by Seller, all of which are Purchased Assets. Except as set forth on Section 4.07(a) of the Disclosure Schedules, all of the Purchased Assets that are tangible assets of any kind or description are in good operating condition and repair, ordinary wear and tear excepted, and suitable in all material respects for their current and intended use.

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(b) Except as set forth in Section 4.07(b) of the Disclosure Schedules, Seller has good and marketable title to, or hold by a valid and existing leases or licenses for, all of the Purchased Assets, free and clear of Encumbrances. Seller will at the Closing convey to Buyer good and marketable title to all of the Purchased Assets, free and clear of all Encumbrances, other than Permitted Encumbrances.

Section 4.08 Sufficiency of Assets. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. In the event Seller or Buyer discover additional assets of Seller that the parties agree are required to conduct the Business after the Closing in substantially the same manner as conducted prior to the Closing, Seller shall transfer such assets to Buyer at Buyer’s expense, but without any change to the Purchase Price.

Section 4.09 Real Property.

(a) The Seller does not own any real property. Section 4.09(a) of the Disclosure Schedules sets forth all material real property leased by Seller and primarily used in connection with the Business (collectively, the “ Leased Real Property”), and a list, as of the date of this Agreement, of all leases for each Leased Real Property, including the Business Facility (collectively, the “Leases”). Complete and correct copies of all written (and summaries of all oral) Leases have been made available to Buyer prior to the date of this Agreement. Except as set forth in Section 4.09(a) of the Disclosure Schedules, Seller has not received any written notice of any existing uncured default or any uncured condition or event, whether after notice or a lapse of time or both, that would constitute a default under any of the Leases in any material respect.

(b) Except as set forth in Section 4.09(b) of the Disclosure Schedules, Seller has not received any written notice of existing, pending or threatened (i) condemnation, eminent domain or any other taking by public authority with or without payment of consideration therefor affecting the Leased Real Property (excluding the Leased Real Property subleased by Seller, as to which no representation or warranty is made), or (ii) zoning, building code, or other moratorium proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to operate the Leased Real Property as currently operated by Seller.

(c) Except as set forth in Section 4.09(c) of the Disclosure Schedules, to the Knowledge of Seller all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Leased Real Property (excluding the Leased Real Property subleased by Seller, as to which no representation or warranty is made) are in reasonably good operating condition and repair, ordinary wear and tear excepted, for the purposes for which they are currently being used in connection with the Business, and are suitable in all material respects for the purposes for which they are currently being used in connection with the Business.

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(d) Except as set forth in Section 4.09(d) of the Disclosure Schedules, to the Knowledge of Seller, the use of the Leased Real Property (excluding the Leased Real Property subleased by Seller, as to which no representation or warranty is made) is in compliance in all material respects with the zoning, subdivision or building codes and all other Laws, without reliance on any Permit, variances or other exception not issued or obtained, except where the failure to receive such Permit, variance, or other exception would not reasonably be expected to have a Material Adverse Effect.

(e) Except as set forth in Section 4.09(e) of the Disclosure Schedules, to the Knowledge of Seller, all public utilities (including, without limitation, sanitary sewer, storm sewer, electricity, cable television, water and telephone) required for the operation of the Leased Real Property (excluding the Leased Real Property subleased by Seller, as to which no representation or warranty is made) are installed and operating. To the Knowledge of Seller, there is vehicular and pedestrian egress from and egress to the Leased Real Property.

(f) Except for this Agreement or as set forth on Section 4.09(f) of the Disclosure Schedules, Seller has not entered into any Contract, with respect to the purchase, assignment or transfer or lease or occupancy of all or any portion of the Leased Real Property which is currently in effect.

(g) Except as set forth on Section 4.09(g) of the Disclosure Schedules, Seller has not subleased, licensed or entered into any other occupancy agreements with respect to any Leased Real Property.

Section 4.10 Intellectual Property.

(a) Section 4.10(a) of the Disclosure Schedules sets forth an accurate and complete list of all Intellectual Property Registrations (including, where applicable, the jurisdiction of registration) and Intellectual Property Licenses. Except as set forth on Section 4.10(a) of the Disclosure Schedules, Seller owns all right, title and interest in and to, or has the right or a valid license to use (if required), or will obtain such title or right for Buyer (as indicated on Section 4.10(a) of the Disclosure Schedules) promptly following Closing to use, all Intellectual Property necessary to conduct the Business as currently conducted, free and clear of all Encumbrances, other than Permitted Encumbrances. Seller does not have any pending applications for registration of Intellectual Property in connection with, or otherwise related to or required for the conduct of, the Business, except as set forth in Section 4.10(a) of the Disclosure Schedules.

(b) Seller’s conduct of the Business (including the products or services distributed, sold or offered by Seller and all Intellectual Property) as currently conducted does not infringe upon, violate, dilute, violate or misappropriate the Intellectual Property rights or the confidential and proprietary information of any Person; and (ii) to Seller’s Knowledge, no Person is infringing, violating, diluting misappropriating or otherwise violating any Intellectual Property Assets.

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(c) None of the Intellectual Property Assets has been the subject of a judicial finding or opinion, nor has any written notice or claim challenging the ownership, validity, registrability, enforceability, use or licensed right to use any such Intellectual Property been received by Seller. No claim or notice has been asserted against Seller in writing or, to the Knowledge of Seller, orally, that the conduct of the Business as currently conducted infringes in any material respect upon or misappropriates the Intellectual Property rights or the confidential and proprietary information of any Person, in each case, except with respect to claims or notices that have been fully resolved nor, to the Knowledge of Seller, is there a basis for such a claim. Except as set forth in Section 4.10(c) of the Disclosure Schedules, Seller has timely paid all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the Intellectual Property Registrations, and all documents, recordations and certificates necessary to be filed by Seller to maintain the effectiveness of the Intellectual Property Registrations have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, so that no item required to be listed in Section 4.10(a) of the Disclosure Schedules has lapsed, expired or been abandoned or canceled other than in the Ordinary Course.

(d) The Intellectual Property Assets, together with the rights granted to Seller under any “shrink-wrap” or “click-wrap” license agreements relating to Software desktop applications, are sufficient for the continued conduct of the Business in every jurisdiction where it is conducted, after the Closing Date in the same manner as it was conducted prior to the Closing Date in all material respects.

Section 4.11 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 4.11(a) of the Disclosure Schedules, there are no actions, suits, claims, investigations or other legal proceedings pending or, to Seller’s Knowledge, threatened against or by Seller relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities, at law or in equity, before or by any court, arbitrator, panel or other Governmental Authority.

(b) Except as set forth in Section 4.11(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards relating to, against or affecting the Business or the Purchased Assets.

Section 4.12 Compliance With Laws; Permits.

(a) Except as set forth in Section 4.12(a) of the Disclosure Schedules, Seller is in compliance in all material respects with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b) Seller owns, or has full rights under, all Permits in connection with, or otherwise related to or required for the conduct of, the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller, all of as currently conducted which are listed on Section 4.12(b) of the Disclosure Schedules. Each of such Permits are valid and in full force and effect and Seller is in full compliance with all of its obligations with respect thereto, and no event has occurred which permits, or upon the giving of notice or lapse of time or otherwise would permit, revocation, early termination or non-renewal of any of the Permits. Buyer acknowledges that none of such Permits are assignable, and Buyer will have to obtain new Permits in connection with its operation of the Business following the Closing.

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Section 4.13 Environmental Matters.

(a) Except as set forth in Section 4.13(a) of the Disclosure Schedules and with such exceptions as, individually and in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect, the operations of Seller with respect to the Business and the Purchased Assets and the Leased Real Property are in compliance with all applicable Environmental Laws. Seller has not received from any Person, with respect to the Business or the Purchased Assets, any material: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) Except as set forth in Section 4.13(b) of the Disclosure Schedules, no Hazardous Materials have been discharged, disbursed, released, stored, treated, generated, disposed of or allowed to escape on, in or under the Leased Real Property by Seller or, to the Knowledge of Seller, any other Person that would give rise to material liability under any applicable Environmental Law.

(c) To the Knowledge of Seller, except as set forth in Section 4.13(c) of the Disclosure Schedules, there are no underground storage tanks at or on any Leased Real Property.

(d) Except as set forth in Section 4.13(d) of the Disclosure Schedules, Seller has not received any written notice, request for information, order, claim, or demand from any Governmental Authority with respect to the generation, storage, release, or removal of any Hazardous Materials in any way relating to the Leased Real Property or the Purchased Assets or the Business that if unresolved would reasonably be expected to have a Material Adverse Effect.

(e) Seller has prior to the date of this Agreement made available to Buyer any and all material environmental reports, studies, audits, records, sampling data, site assessments and other similar documents with respect to the Business, the Purchased Assets or any Leased Real Property which are in the possession or control of Seller and dated within 5 years immediately prior to the date hereof.

(f) The representations and warranties set forth in this Section 4.13 are the Seller’s sole and exclusive representations and warranties regarding environmental matters.

Section 4.14 Taxes.

(a) Except as set forth in Section 4.14(a) of the Disclosure Schedules, Seller has timely filed (taking into account any valid extensions) all Tax Returns with respect to the Business required to be filed by Seller, which Tax Returns and reports are true, correct and complete in all material respects, and has timely paid in full all Taxes that are required to be shown thereon as owing or otherwise required to be paid by it. Seller has not waived any statute of limitations in respect of Taxes with respect to the Business and is not currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the Ordinary Course.

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(b) Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(c) Except as set forth in Section 4.14(c) of the Disclosure Schedules, there is no action (at law or in equity), claim, suit, arbitration, review, inquiry, proceeding or investigation now pending, nor, to the Knowledge of Seller, are there any pending or proposed against Seller, nor are there any pending audits, investigations or examinations by any Governmental Authority relating to any Taxes or assessments, or any claims or deficiencies asserted with respect thereto, that could result in an Encumbrance on the Purchased Assets.

(d) Seller has properly withheld and paid all Taxes related to the Business required to have been withheld and paid in connection with amounts paid or owing to any stockholder, member, owner, employee, creditor, independent contractor or other third party and has complied with all information reporting requirements in connection with such payments.

Section 4.15 Insurance. Seller maintain insurance policies for fire, liability and other forms of insurance covering the Business and the Purchased Assets (the “Insurance Policies”) in amounts and against such losses and risks as are generally maintained for comparable businesses and properties and such insurance will be maintained through Closing.

Section 4.16 Transactions with Insiders. Section 4.16 of the Disclosure Schedules contains a summary of all Contracts and other transactions, other than agreements to pay management or administration fees or to make loan payments between or among Seller and its Affiliates, in connection with, or otherwise related to or required for the conduct of, the Business involving payments in excess of $25,000 individually or $125,000 in the aggregate between Seller, on the one hand, and any Insider, on the other hand, that have occurred from or after January 1, 2014. No Insider has any interest in any of the Purchased Assets.

Section 4.17 Suppliers and Vendors; Customers. Section 4.17 of the Disclosure Schedules lists the names and addresses of the ten largest customers and ten largest suppliers and vendors of products and/or services for the Business (indicating approximate dollar value for each (based on invoice price)) during the fiscal years ended December 31, 2013, 2012 and 2011. Except as set forth in Section 4.17 of the Disclosure Schedules, to the Knowledge of Seller (a) no event, occurrence or fact has occurred or is likely to occur which threatens to adversely and materially affect Seller’s arrangements with such customers, suppliers and vendors; and (b) no event, occurrence, or fact has occurred or is likely to occur which would lead it to believe that any of such customers, suppliers or vendors will not continue to supply the current level and type of materials, supplies, merchandise, services and other goods currently being provided to Seller on similar terms and conditions.

Section 4.18 Labor Matters; Employee Benefits.

(a) Section 4.18(a) of the Disclosure Schedules lists each Employee and each other person who is a consultant or independent contractor who performs services for or on behalf of the Business, as of the date of this Agreement, and sets forth for each such individual the following: (i) name, (ii) date of birth, (iii) job title or position, (iv) status as a full-time, part-time or temporary employee, consultant, or independent contractor, (v) base salary or wage rate, (vi) 2013 bonus, (vii) date of hire and (viii) direct supervisor. Section 4.18(a) of the Disclosure Schedules also lists each Employee who is not actively at work for any reason other than vacation, and the reason for such absence. No individual who performs services for the Business is a leased employee.

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(b) Section 4.18(b) of the Disclosure Schedules lists each material Benefit Plan. Except as set forth in Section 4.18(b) of the Disclosure Schedules, neither Seller nor any of its Affiliates has communicated to any of their respective employees or formally adopted or authorized any additional material Benefit Plan or any change in or termination of any existing material Benefit Plan.

(c) Prior to the date of this Agreement, Seller has made available or delivered to Buyer complete and correct copies of, (i) with respect to each material Benefit Plan, any summary plan description (including any summary of material modifications) or other written summaries of such plans, and (ii) with respect to the Executive Agreements, copies of each such agreement (including any amendments).

(d) Except in each case that would not be material (either individually or in the aggregate), (i) each Benefit Plan is and has been operated and administered in accordance with its terms and is in compliance with all applicable Law, and (ii) all contributions and premium payments required to have been paid under or with respect to any Benefit Plan have been timely paid.

(e) There is currently no material audit or investigation by any Governmental Authority or any claim (other than routine claims for benefits in the Ordinary Course) or material action (at law or in equity), suit, arbitration, review, inquiry, proceeding or investigation against or involving any Benefit Plan.

(f) To the Knowledge of Seller, no event has occurred and no condition exists with respect to any Benefit Plan or any other employee benefit plan or arrangement currently or previously maintained or contributed to by Seller or any of its Affiliates that could subject Buyer, or any of its Affiliates or their respective officers, directors, employees or agents, directly or indirectly, to any Tax, penalty, fine or other Liability or that could result in the imposition of any Encumbrance on any of the Purchased Assets.

(g) None of the Employees are, or within the last three years have been, represented by a union or other labor organization, association or bargaining agent, and to the Knowledge of Seller, no such organizing efforts are now being conducted or pending with respect to any Employee. Seller has not, at any time during the preceding three years, had a strike, work stoppage or work slowdown or other material labor dispute with respect to Employees, nor, to the Knowledge of Seller, is any such action threatened. Seller is not involved in nor, to the Knowledge of Seller, threatened with, any material labor dispute, arbitration, lawsuit or administrative proceeding relating to labor or employment matters involving the Employees.

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(h) Except as would not be material, Seller has, in good faith, properly classified for all purposes (including for Tax purposes and for purposes of determining eligibility to participate in any Benefit Plan) all Persons who have performed services for or on behalf of the Business and has properly withheld and paid all applicable Taxes and makes appropriate filings in connection with services provided by such Persons to the Business in accordance with such classifications.

(i) Seller is and has been in compliance in all material respects with all applicable Laws relating to the employment of labor, including, without limitation, those relating to wages, hours, the payment and withholding of Taxes and other sums, and occupational health and safety with respect to all Persons who have performed services for or on behalf of Seller for the Business.

(j) Except for health benefits provided under COBRA and state laws of a similar nature, and except as set forth in Section 4.18(j) of the Disclosure Schedules, neither Seller nor any Benefit Plan provides for health or welfare benefits to former or retired employees or independent contractors.

(k) There are no “qualified beneficiaries” (as defined in COBRA) with respect to the Business who are either receiving continuation coverage under COBRA or entitled to elect such coverage with respect to “qualifying events” (as defined in COBRA) that occurred prior to the Closing Date, and on the Closing Date, there will be no M & A qualified beneficiaries as defined under Treasury Regulation 54. 4980B-9 with respect to the Business.

(l) No Benefit Plan is a defined benefit plan subject to Sections 412 and 430 of the Code or Title IV of ERISA. Seller does not have any obligation to contribute, and otherwise has no Liability with respect to, any defined benefit pension plan subject to Sections 412 and 430 of the Code or Title IV of ERISA.

(m) Except as set forth on Section 4.18(m) of the Disclosure Schedules, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement, will (i) increase the amount of benefits otherwise payable under any Benefit Plan, (ii) result in the acceleration of the time of payment, exercisability, funding or vesting of any such benefits or (iii) result in any payment (whether severance pay or otherwise) becoming due to, or with respect to, any current or former employee or director of the Seller or its Affiliates with respect to the Business. Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

Section 4.19 Undisclosed Liabilities. Seller does not have any Liabilities and to the Knowledge of Seller, there is no existing condition, situation or set of circumstances which would be expected to result in such a Liability that, in any such case, is in connection with, or otherwise related to or required for the conduct of, the Business, except for: (a) current liabilities reflected or reserved against in the Balance Sheet; and (b) Liabilities incurred in the Ordinary Course after the date of the Balance Sheet that, individually or in the aggregate, do not have, and are not reasonably likely to have, a Material Adverse Effect.

Section 4.20 Brokers. No broker, finder or investment banker or other similar intermediary is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

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Section 4.21 SEC Reports. Seller has timely filed all SEC Reports. As of their respective SEC filing dates, the SEC Reports complied as to form in all material respects with the requirements of the Exchange Act applicable to such SEC Reports, and none of the SEC Reports as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.22 No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE IV (including the related portions of the Disclosure Schedules), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or made available to Buyer and its Representatives (including any information, documents or material, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.

Section 4.23 Independent Investigation. Seller has conducted its own independent investigation, review and analysis of Buyer and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of Buyer for such purpose. Seller acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Seller has relied solely upon its own investigation and the express representations and warranties of Buyer set forth in ARTICLE V of this Agreement (including related portions of the Disclosure Schedules); and (b) neither Buyer nor any other Person has made any representation or warranty as to Buyer or this Agreement, except as expressly set forth in ARTICLE V of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller, except as set forth in the Disclosure Schedules, that:

Section 5.01 Organization and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware.

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Section 5.02 Authority of Buyer. Buyer has all necessary limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which Buyer is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is or will be a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite limited liability company action on the part of Buyer and no other proceedings on the part of either Buyer or the holders of its equity is required to authorize this Agreement or the other Transaction Documents to which Buyer is or will be a party or for Buyer to consummate the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). At the Closing, each other Transaction Document to which Buyer is or will be a party will have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.03 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is or will be a party, the performance by Buyer of its obligations hereunder and thereunder, the consummation by Buyer of the transactions contemplated hereby and thereby and the compliance by Buyer with any of the provisions hereof and thereof, does not and shall not: (a) result in a violation or breach of any provision of the Certificate of Formation or Operating Agreement of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer, any of its properties, assets or securities; (c) with such exceptions as, individually and in the aggregate, have not had and is not reasonably likely to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby and thereby, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of or give rise to any right to accelerate, terminate, modify or cancel , or require any consent under, any agreement to which Buyer is a party or by which it or any of its assets are otherwise subject; (d) with the passage of time, the giving notice or the taking of any action by another Person, have any of the effects described in clauses (a) through (c) of this Section 5.03. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby and thereby.

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Section 5.04 Brokers. No broker, finder or investment banker or other similar intermediary is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.05 Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.06 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Business and the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, SEC Reports, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in ARTICLE IV of this Agreement (including related portions of the Disclosure Schedules); and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Business, the Purchased Assets or this Agreement, except as expressly set forth in ARTICLE IV of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE VI

COVENANTS

Section 6.01 Employees and Employee Benefits.

(a) (i) Buyer shall offer employment, effective on the Closing Date, to the Employees listed on Section 6.01(a)(1) of the Disclosure Schedules (the “Offered Employees”), as such list may be updated by Buyer prior the Closing Date. Each such offer of employment shall offer (1) an annual base salary or hourly wage rate that is initially the same as the annual base salary or hourly wage rate provided to such Offered Employee immediately prior to the Closing Date and as is set forth on Section 6.01(a)(2) of the Disclosure Schedules, and (2) an opportunity to elect to participate in standard employee benefit plans of Buyer, on the same terms and conditions that such employee benefit plans may be offered by Buyer to its other similarly situated employees, subject to the terms and conditions of each such employee benefit plan and recognizing that Buyer may determine to add, eliminate, or otherwise change the standard employee benefits it offers to employees from time to time, as permitted by and consistent with applicable Law. Each Offered Employee who accepts such offer of employment with Buyer and commences employment with Buyer on the Closing Date is referred to herein as a “Transferred Employee” and, collectively, as the “Transferred Employees”.

(ii) Notwithstanding anything in Section 6.01(a)(i) of this Agreement to the contrary, Buyer shall have no obligation to effectuate participation in any of its employee benefit plans for any Transferred Employee prior to the date participation in such employee benefit plan would otherwise be effective for any other newly-hired employee of Buyer, except as provided in Section 6.01(b). In particular, Seller agrees and acknowledges that Seller will be responsible for providing medical insurance coverage for the Transferred Employees for the month in which the Closing Date occurs, recognizing that medical coverage under Buyer’s medical plan will in no case become effective for Transferred Employees (and any of their qualified dependents) who are eligible for (and timely elect) such coverage prior to the first day of the month following the Closing Date. In addition, under no circumstances shall Buyer be obligated to provide any benefit to a Transferred Employee (or their qualified dependents), requiring an affirmative employee participation election, in the event that any Transferred Employee elects not to participate in a particular benefit offering or who fails to timely elect his or her participation in any benefit offering. In such instances, the Transferred Employee will assume the position of other similarly situated employees and be required to wait until the next open enrollment date for such election.

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(b) Buyer shall agree to credit each Transferred Employee for such employee’s service with Seller prior to the Closing for purposes of eligibility and vesting (but not for determining the level of benefit entitlement, other than to the extent provided for under Section 6.01(c) of this Agreement) under any employee benefit plan, program or arrangement maintained by Buyer that covers Transferred Employees after the Closing; provided, however, that such service shall not be credited to the extent that (i) such credit would result in a duplication of benefits, or (ii) such service was not credited under the corresponding plan, program or arrangement of Seller.

(c) (i) Buyer will establish, under Buyer’s PTO policy, a PTO credit equivalent to the number of accumulated and unused PTO hours available to each Transferred Employee, under Seller’s existing PTO policy, immediately prior to the Closing Date (the “PTO Credit”); provided, however, that Transferred Employees will be permitted to use their PTO Credit subject to the terms and conditions of Buyer’s PTO policy, as may be amended from time-to-time, which currently provides that unused PTO hours are forfeited upon an employee’s voluntary termination of employment. Accordingly, in no event will Buyer be obligated to make a payment to a Transferred Employee for the dollar equivalent of unused PTO hours, whether originating from the PTO Credit or from the Transferred Employee’s employment with the Buyer, in the event that such Transferred Employee voluntarily terminates his or her employment after the Closing Date. The PTO Credit hours are shown on Section 6.01(c) of the Disclosure Schedules. In the event that an Employee does not become a Transferred Employee, the Buyer shall have no obligation to recognize any PTO balance corresponding to such individual.

(ii) Following the consummation of the Closing, the Transferred Employees shall be covered by Buyer’s PTO policy, which shall, for purposes of determining a Transferred Employee’s PTO entitlement level following the Closing Date, recognize such employee’s service with Seller prior to the consummation of the Closing up to the maximum service level recognized under Buyer’s PTO policy (which, as of the date of this Agreement, is 10 years), which amount for 2014 shall be prorated for such Transferred Employee’s time employed by Buyer.

(d) The benefit plan of Buyer that is a qualified cash or deferred arrangement in which the Transferred Employees may be eligible to participate as of the Closing Date shall accept the rollover of account balances (other than outstanding loans) of each Transferred Employee in the Seller 401(k) Plan as of the Closing Date (as adjusted for earnings and losses through the date of distribution).

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(e) Seller agrees that it will not take any action other than the execution of this Agreement, including without limitation, the termination of its healthcare plan, the effect of which could be, or would reasonably be expected to be, the imposition upon Buyer (or any of its affiliates) of COBRA liability for any employees not hired by Buyer, any Offered Employees who do not accept Buyer’s offer of employment, or any former employee (or their covered beneficiaries) of Seller or its affiliates, provided, however, that notwithstanding the foregoing, any decision by Preferred One Insurance Company to terminate the Group Master Contract with Seller because of a material decrease in the number of Seller’s employees or having less than two enrollees at renewal of the Group Master Contract shall not be attributable to Seller. If Preferred One Insurance Company terminates the Group Master Contract in connection with this transaction, then Buyer, under applicable law, shall provide at its expense (if any) COBRA continuation coverage to any employee or former employee of Seller or its Affiliate who is not a Transferred Employee (and any covered beneficiaries of such employee or former employee).

(f) Buyer agrees that it shall use its commercially reasonable efforts to cause to be waived any pre-existing condition exclusions to the extent continuing to be applicable under the Patient Protection and Affordable Care Act and actively at work limitations and similar limitations, eligibility waiting periods and evidence of insurability requirement under any Buyer Benefit Plan which is a dental or vision plan to the extent waived or satisfied by the Transferred Employee under Seller’s dental and vision plans at the Closing Date.

(g) Seller, or Benefit Plans maintained by Seller, shall remain liable for all eligible claims for benefits under the Benefit Plans that are incurred by the Employees prior to the Closing Date, and in the case of Seller’s medical insurance plan prior to the first day of the month following the Closing Date (in accordance with Section 6.01(a)(ii) of this Agreement). For purposes of this Agreement, the following claims shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment, short-term disability, and workers’ compensation insurance benefits, on the event giving rise to such benefits; (ii) medical, vision, dental, and prescription drug benefits, on the date the applicable services, materials or supplies were provided; and (iii) long-term disability benefits, on the eligibility date determined by the long-term disability insurance carrier for the plan in which the applicable Employee participates.

(h) Buyer shall use its commercially reasonable efforts to cause the Buyer Benefit Plan that is or a portion of which is a flexible spending account (the “Buyer FSA”) for the reimbursement of medical expenses to accept the transfer of the account balances (whether positive or negative) of Transferred Employees from the Seller flexible spending account (the “Seller FSA”) as of the Closing Date. Expenses incurred by Transferred Employees prior to the Closing Date including, without limitation, expenses (if any) incurred during the 2013 plan year grace period in 2014 will be submitted to, and Buyer shall use its commercially reasonable efforts to have such expenses reimbursed from the Buyer FSA. Within twenty (20) business days following the Closing, Seller shall provide Buyer with a list of each Transferred Employee who as of the Closing is a participant in the Seller FSA, which list shall include an accounting with respect to each listed individual as follows: the total annual goal amount elected, the amount of any carryover from the 2013 plan year (if any), the amount contributed as of the Closing and the amount reimbursed as of the Closing. Seller shall pay to Buyer the net balance of the total Transferred Employee contributions, plus the amount of any carryover from the 2013 plan year (if any), minus the total Transferred Employee reimbursements if the balance is positive, and Buyer shall pay such amount to Seller if the balance is a negative number.

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(i) Buyer and Seller intend that the transactions contemplated by this Agreement should not constitute a separation, termination or severance of employment of any Transferred Employee, including for purposes of any Benefit Plan that provides for separation, termination or severance benefits, and that each such Transferred Employee will have continuous employment immediately before and immediately after the Closing. With respect to those Transferred Employees who would otherwise have a separation from service under Code Section 409A, Buyer and Seller intend that this paragraph satisfy Treasury Regulation Section 1.409A-1(h)(4) so that such Transferred Employees are treated as not having incurred a separation from service under Code Section 409A.

(j) This Section 6.01 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.01, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.01. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 6.01 shall not create any right in any Transferred Employee or any other Person to any continued employment with Buyer or any of its Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 6.02 Confidentiality. Buyer and Seller each agree that it will, and shall cause their respective Affiliates and Representatives to, treat in confidence all documents, materials and other information that it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other Transaction Documents, and, in the event the transactions contemplated hereby shall not be consummated, at the request of the disclosing party, will return to the other party or, at the receiving party’s option, destroy all copies of nonpublic documents and materials which have been furnished in connection therewith. Such non-public documents, materials and information shall not be communicated to any third Person (other than to Buyer’s and Seller’s respective Representatives, in each case subject to such recipient’s agreement to keep the same confidential). No other party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the transactions contemplated by this Agreement; provided, however, that after the Closing, Buyer may use or disclose any confidential information included in the Purchased Assets or otherwise reasonably related to the Purchased Assets and the Business. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (a) is or becomes available on a non-confidential basis to such party from a source other than the disclosing party that is entitled to disclose it, (b) is or becomes generally available to the public other than as a result of disclosure by such party or its Affiliates or Representatives or (c) is required to be disclosed under applicable law, judicial process or rule of any national securities exchange or quotation service; provided that such party shall provide the other party with prompt prior written notice of such request or requirement so that the other party may seek an appropriate protective order; provided further, that if, in the absence of a protective order, such party or any of its Representatives or Affiliates is nonetheless required to disclose confidential information, such party or its Affiliate or Representative, as the case may be, may disclose only that portion of the confidential information that such party or its Affiliate or Representative is advised in writing by counsel is so legally compelled, and such party shall exercise its commercially reasonable efforts to obtain assurance that confidential treatment will be accorded such confidential information.

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Section 6.03 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of seven years after the Closing, Buyer shall:

(i) retain the Books and Records (including personnel files) relating to periods prior to the Closing; and

(ii) upon reasonable notice, afford Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(b) In order to facilitate the resolution of any claims related to Earn-Out Payments, or for any other reasonable purpose, for a period of three (3) years after the Earn-Out Period, Buyer shall:

(i) retain the Books and Records relating to such Earn-Out Payment; provided that Buyer may destroy or dispose of any of such Books and Records prior to the end of such three (3) year period as long as Buyer offers in writing at least 90 days prior to such destruction or disposition to surrender them to Seller; and

(ii) upon reasonable notice, afford Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(c) In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of seven years after the Closing, Seller shall:

(i) retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(d) Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.03 where such access would violate any Law.

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Section 6.04 Public Announcements. The initial press release with respect to the execution of this Agreement and the consummation of the Closing shall be a joint press release to be reasonably agreed upon by Seller and Buyer and issued within one Business Day after the execution and delivery of this Agreement. Thereafter, unless otherwise required by applicable Law, the SEC, or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media (to the extent not previously issued or made in accordance with this Agreement) without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement; provided, however, that after the consummation of the Closing any party to this Agreement can refer to the fact that the Closing has occurred. In furtherance of the foregoing, Buyer consents to Seller filing SEC Reports and other required filings with the SEC that disclose this Agreement and the transactions contemplated hereby.

Section 6.05 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; provided, however, that Seller agrees (a) to pay and discharge when due or to contest or litigate all claims of creditors (including tax authorities) which are asserted against Buyer or the Purchased Assets by reason of such noncompliance; (b) to indemnify, defend and hold harmless Buyer from and against any and all claims in the manner provided in Article VIII; and (c) to take promptly all necessary action to remove any Encumbrance which is placed on the Purchased Assets by reason of such noncompliance.

Section 6.06 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid equally by Buyer and Seller when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

Section 6.07 Non-Compete.

(a) In consideration of the Purchase Price to be received under this Agreement, Seller agrees that for a period of three (3) years from and after the Closing Date, Seller shall not, and it will not allow or permit its Affiliates to, directly or indirectly do any of the following:

(i) engage or participate in, or render services to, directly or indirectly, on its own account or as an owner, equity holder, agent, partner, joint venturer, member, employee, strategic partner, consultant or otherwise, any Competing Business;

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(ii) induce or attempt to induce any employee, consultant or independent contractor of Buyer to leave the employ of Buyer, or solicit, offer employment to, recruit or otherwise attempt to hire, employ or otherwise engage any such employee, consultant or independent contractor of Buyer; provided, however, that Seller shall not be prohibited from (1) making general solicitations for employment through recruiters, newspapers, the Internet or otherwise not specifically directed at any such employee, consultant or independent contractor (but the hiring of any such employee, consultant or independent contractor shall nevertheless be prohibited), or (2) hiring unsolicited persons that contact Seller for employment no less than 180 days after the date of termination of their employment with Buyer;

(iii) persuade or attempt to persuade any customer of Buyer to restrict, limit or discontinue purchasing any services or goods provided or supplied by Buyer or any of its Affiliates or to reduce the amount of business which such customer has customarily done with Buyer or its Affiliates or contemplates doing Buyer or its Affiliates or solicit, interfere with or endeavor to entice away from Buyer or its Affiliates any customer;

(iv) interfere or attempt to interfere with any transaction, agreement, prospective agreement, business opportunity or business relationship in connection with, or otherwise related to, the Business; or

(v) without the written consent of Buyer, solicit or conduct business with any Person that is or was a customer or supplier of Buyer or the Business as of the Closing Date and set forth on Section 6.07(a) of the Disclosure Schedules.

(b) Notwithstanding anything contained in Section 6.07(a) to the contrary, if (1) Seller consolidates with or merges in an arms’ length transaction into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (2) if any other Person acquires in an arms’ length transaction all or substantially all of the capital stock of Seller, whether by means of a merger, consolidation, tender or exchange offer, acquisition of shares, or any other similar transaction or series of transactions, or (3) if Seller transfers or conveys in an arms’ length transaction all of its remaining properties and assets to any Person, then none of the provisions of Section 6.07(a) shall be applicable to such acquiring person or entity.

(c) Seller acknowledges that all of the foregoing provisions are reasonable and are necessary to protect and preserve the value of the Purchased Assets to Buyer, and any violation of these restrictions could cause substantial injury to Buyer and that Buyer would not have entered into this Agreement without receiving the additional consideration offered by Seller in binding itself to these restrictions. In the event of a breach or a threatened breach by Seller or any of its Affiliates of these restrictions, Buyer will be entitled to an injunction restraining Seller and its Affiliates from such breach or threatened breach (without the necessity of proving the inadequacy as a remedy of money damages or the posting of a bond); provided, however, that the right to injunctive relief will not be construed as prohibiting Buyer from pursuing any other available remedies, whether at law or in equity, for such breach or threatened breach.

(d) It is the desire and intent of the parties hereto that the provisions of this Section 6.07 shall be enforced to the fullest extent permitted under the Laws and public policies of each jurisdiction in which enforcement is sought. If any of the covenants set forth in this Section 6.07 are held to be unreasonable, arbitrary, or against public policy, the restrictive time period will be deemed to be the longest period permissible by Law under the circumstances and the restrictive geographical area will be deemed to comprise the largest territory permissible by Law under the circumstances. It is the intention of the parties hereto that the foregoing restrictions shall not be terminated, unless so terminated by a court, but shall be deemed amended to the extent required to render them valid and enforceable, such amendment to apply only with respect to the operation of this Section 6.07 in the jurisdiction of the court that has made the adjudication.

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Section 6.08 Further Assurances. Following the consummation of the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments of conveyance, assignment and transfer and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents. Seller agrees to cooperate with Buyer in all reasonable respects to assure to Buyer the continued title to and possession of the Purchased Assets in the condition and manner contemplated by this Agreement. Buyer will provide reasonable assistance to Seller at no cost in connection with accounting and other administrative functions for a period of 6 months following the Closing.

Section 6.09 Insurance. To the extent permitted by the applicable Insurance Policies, if requested by Buyer, Seller will, on Buyer’s behalf, file claims reasonably asserted by Buyer under such policies to occurrences prior to consummation of the Closing; provided, however that: (a) Buyer will pay Seller for any reasonable documented out-of-pocket costs and expenses incurred by Seller in connection therewith; and (b) Buyer shall pay all deductibles related to such claims.

ARTICLE VII

CLOSING DELIVERABLES

Section 7.01 Seller’s Deliverables. On the Closing Date, each of the following documents shall have been delivered to Buyer and, if applicable, be dated as of the Closing Date (unless otherwise indicated):

(a) Executed counterparts to the Transaction Documents and such other certificates, instruments, contracts and other documents and deliveries specified to be delivered by them hereunder as set forth in Section 3.02(a).

(b) A certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that (i) attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby and (ii) the full force and effect of the articles of organization and bylaws of Seller attached thereto as exhibits.

(c) A certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

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(d) A consent to the Sub-Lease from the landlord under the Leased Real Property.

(e) Such other documents and instruments as shall be reasonably necessary to transfer to Buyer the Purchased Assets as contemplated by this Agreement.

Section 7.02 Buyer’s Deliverables. On the Closing Date, each of the following documents shall have been delivered to Seller and, if applicable, be dated as of the Closing Date (unless otherwise indicated):

(a) Duly executed counterparts to the Transaction Documents and such other certificates, instruments, contracts and other documents and deliveries specified to be delivered by them hereunder as set forth in Section 3.02(b).

(b) A certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the sole member of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby and (B) the full force and effect of the Certificate of Formation and Operating Agreement of Buyer attached thereto as exhibits.

(c) A certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(d) Such other documents and instruments as shall be reasonably necessary to transfer to Buyer the Purchased Assets as contemplated by this Agreement.

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ARTICLE VIII

INDEMNIFICATION

Section 8.01 Survival. All of the representations, warranties, covenants and agreements of the parties contained in this Agreement or in any other Transaction Document (other than the Fundamental Representations) and the indemnity obligations contained in Sections 8.02 and 8.03 shall survive the Closing and shall remain in full force and effect until the date that is eighteen months from the Closing Date; provided, however, that (x) the Fundamental Representations (other than the representations and warranties contained in Section 4.14) and the indemnity obligations for the inaccuracy or breach of the Fundamental Representations contained in Section 8.02(a) shall survive the Closing indefinitely and (y) other than for fraud or intentional misrepresentation, the representations and warranties contained in Sections 4.13 and 4.14 and the indemnity obligations for the inaccuracy or breach of such representations or warranties contained in Section 8.02(a) shall survive until the expiration of the applicable statutes of limitations. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding anything in this Section 8.01 to the contrary, the representations and warranties and the applicable indemnity obligations for breach thereof that terminate pursuant to this Section 8.01, and the Liability of any party to this Agreement with respect thereto pursuant to this Article VIII, shall not terminate with respect to any claim, whether or not fixed as to Liability or liquidated as to amount, with respect to which the Indemnifying Party has been given written notice from the Indemnified Party setting forth the facts upon which the claim for indemnification is based prior to the expiration of the applicable survival period. No claim for indemnification may be asserted against either party for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim is received by such party describing in reasonable detail (to the extent known at the time) the facts and circumstances with respect to the subject matter of such claim on or prior to the date on which the representation, warranty, covenant or agreement on which such claim is based ceases to survive as set forth in Section 8.01. Other than for fraud, all of the representations, warranties, covenants and agreements of the parties contained in this Agreement shall survive (and not be affected in any respect by) the Closing and any investigation conducted by any party hereto and any information or knowledge which any party may have or receive.

Section 8.02 Indemnification By Seller. Subject to the other terms and conditions of this Article VIII and only to the extent limited or qualified below, from and after the consummation of the Closing, Seller shall indemnify and hold harmless Buyer and its Affiliates and its or their respective Representatives for, from, and against all Losses based upon, arising out of, asserted against, resulting from, imposed on, in connection with or otherwise in respect of:

(a) any inaccuracy or breach, as of the date of this Agreement or as of the Closing Date, of any of the representations or warranties of Seller contained in or made pursuant to this Agreement, or in any certificate or instrument delivered by Seller at the Closing in connection therewith (for purposes of determining if there is any such inaccuracy or breach and for purposes of calculating any Losses arising from such inaccuracy or breach, such representation and warranty shall be read as if it were not qualified by any concept of “material,” “materiality,” “Material Adverse Effect” or another similar qualification);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement;

(c) the cost of all materials related to the fulfillment by Buyer of the warranty and customer support obligations of the Business, but only to the extent that, and by the amount by which, the aggregate cost of such materials used in support of such obligations exceeds $25,000;

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(d) the payment of severance obligations under the New Employment Agreements, subject to the following: (i) the indemnification by Seller shall not exceed 50% of the amounts paid by Buyer in connection with the severance obligation under Sections 5(b) or 5(c) of the New Employment Agreements relating solely to payments in respect of salary the applicable executive would have received under the New Employment Agreement from the date of such executive’s termination under the New Employment Agreement through March 31, 2015 (for the avoidance of doubt, this shall exclude any severance obligations that are payments in respect of salary the applicable executive would have received under the New Employment Agreements had he or she been employed by the Buyer from April 1, 2015 to August 31, 2015); (ii) the employment of the applicable executive is terminated pursuant to Section 5(b) or 5(c) of the New Employment Agreement prior to April 1, 2015, and (iii) the payment of severance obligations do not arise as a result of Buyer requiring (without prior consent) the applicable executive to be located at any office or location that is a material distance from the executive’s place of employment as of the Closing Date, which amounts may, at the option of Buyer, be deducted from the Earn-Out Payments;

(e) the failure to comply with any provision of applicable bulk sales or similar Laws in connection with the transactions contemplated hereby;

(f) the Excluded Liabilities; and

(g) any matter listed in Section 8.02(g) of the Disclosure Schedules.

Section 8.03 Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII and only to the extent limited or qualified below, from and after the consummation of the Closing, Buyer shall indemnify and hold harmless Seller and its Affiliates and their respective Representatives for, from, and against all Losses based upon, arising out of, asserted against, resulting from, imposed on, in connection with or otherwise in respect of:

(a) any inaccuracy or breach, as of the date of this Agreement or as of the Closing Date, of any of the representations or warranties of Buyer contained in or made pursuant to this Agreement, or in any certificate or instrument delivered by Buyer at the Closing in connection therewith, or any third party allegation or claim based upon facts alleged that, if true, would constitute such an inaccuracy or breach (for purposes of determining if there is any such inaccuracy or breach and for purposes of calculating any Losses arising from such inaccuracy or breach, such representation and warranty shall be read as if it were not qualified by any concept of “material,” “materiality,” “Material Adverse Effect” or another similar qualification);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement;

(c) all Liabilities arising out of or relating to Buyer’s ownership, use or operation of the Business and the Purchased Assets after the consummation of the Closing; and

(d) the Assumed Liabilities.

Section 8.04 Certain Limitations. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

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(a) Except in the case of fraud or intentional misrepresentation or breach or inaccuracy of the Fundamental Representations (i) the Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 8.02(a) or Section 8.03(a), as the case may be, until the aggregate amount of Losses in respect of indemnification under Section 8.02(a) or Section 8.03(a) exceeds $100,000 (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible and (ii) the aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 8.02(a) shall not exceed the greater of 25% of the aggregate Earn-Out Payments received by Seller and $250,000.

(b) Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be limited to the amount of any Liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received (but net of any increase in insurance premium payments resulting from payment of such proceed) by the Indemnified Party in respect of any such claim.

(c) Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be reduced by an amount equal to any savings in Taxes actually realized as a result of such Loss by the Indemnified Party.

(d) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple other than those incurred in a Third Party Claim.

Section 8.05 Indemnification Procedures.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) that does or is reasonably likely to give rise to an obligation on the part of an Indemnifying Party to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof (the “Third Party Indemnification Claim Notice”); provided, however, that the failure to give such prompt written notice shall not relieve the Indemnifying Party of its indemnification obligations, except to the extent that the failure to so promptly notify the Indemnifying Party actually materially damages the Indemnifying Party or materially prejudices the Indemnifying Party’s ability to defend against such claim.

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(b) Additional Procedures for Third Party Claims. Any Indemnification Claim Notice or Third Party Indemnification Claim by the Indemnified Party shall describe the Third Party Claim or Direct Claim, as applicable, in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. If the Indemnifying Party confirms in writing to the Indemnified Party within 15 days after receipt of the Third Party Indemnification Claim Notice the Indemnifying Party’s responsibility to indemnify and hold harmless the Indemnified Party therefor and within such 15-day period demonstrates to the Indemnified Party’s reasonable satisfaction that, as of such time, the Indemnifying Party has sufficient financial resources in order to indemnify for the full amount of any potential Liability in connection with such claim, the Indemnifying Party may elect to assume the defense of such Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel. If the Indemnifying Party so elects to assume control over the compromise and defense of such Third Party Claim, the Indemnifying Party shall within such 15 days (or sooner, if the nature of the asserted Third Party Claim so requires) notify the Indemnified Party of such Indemnifying Party’s intent to do so, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim it shall, subject to the other terms and provisions of this Section 8.05, have the right to take such action in good faith as it deems reasonably necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it, subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may pay, compromise and defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.02) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim. If the Indemnifying Party elects not to assume the defense, settlement, adjustment or compromise of an asserted Liability, fails to timely and properly notify the Indemnified Party of its election as herein provided, or, at any time after assuming such defense, fails to diligently defend against such Third Party Claim in good faith, fails to have sufficient financial resources to pay the full amount of such potential Liability in connection with such Third Party Claim or if the Indemnified Party is otherwise entitled pursuant to this Agreement to have control over the defense, settlement or compromise of any Third Party Claim, the Indemnified Party may, at the Indemnifying Party’s expense, pay, defend, settle or compromise such asserted Liability (but the Indemnifying Party shall nevertheless be required to pay all Losses incurred by the Indemnified Party in connection with such payment, defense, settlement or compromise). In connection with any defense of a Third Party Claim (whether by the Indemnifying Parties or the Indemnified Parties), all of the parties hereto shall, and shall cause their respective Affiliates to, cooperate in the defense or prosecution thereof and to in good faith retain and furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested by a party hereto in connection therewith.

(c) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, no Indemnifying Party will settle or compromise, or consent to the entry of any judgment in, any Third Party Claim without the prior written consent of each Indemnified Party (which consent shall not be unreasonably withheld or delayed). If a firm offer is made to settle a Third Party Claim without leading to liability, the admission of fault or wrongdoing or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(b), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

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(d) Direct Claims. If any Indemnified Party has a claim or receives actual notice of any claim, or the commencement of any action that could give rise to an obligation on the part of an Indemnifying Party, other than a Third Party Claim, to provide indemnification pursuant to this Article VIII (a “Direct Claim”) the Indemnified Party give the Indemnifying Party prompt written notice thereof (the “Indemnification Claim Notice”); provided, however, that the failure to give such prompt written notice shall not relieve the Indemnifying Party of its indemnification obligations, except to the extent that the failure to so promptly notify the Indemnifying Party actually materially damages the Indemnifying Party or materially prejudices the Indemnifying Party. The Indemnifying Party shall have 30 days after its receipt of and Indemnification Claim Notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall, subject to all applicable privileges, allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.07 Exclusive Remedies. The parties acknowledge and agree that other than in respect of claims (a) arising out of fraud, willful or intentional misrepresentation or willful or intentional breach of warranty, covenant or agreement or (b) seeking injunctive relief or specific performance, the indemnities provided in this ARTICLE VIII (subject to the limitations set forth therein) shall be the sole and exclusive remedy available to the parties for any breach of or inaccuracy in any representation, warranty or statement in, or any breach, non-fulfillment or default in the performance of any of the covenants or agreements contained in, this Agreement, any Transaction Document or in any certificate, document or other instrument delivered in connection herewith or therewith.

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ARTICLE IX

MISCELLANEOUS

Section 9.01 Expenses. Except as otherwise expressly provided herein (including Section 6.06 hereof), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement (“Expenses”) and the transactions contemplated hereby, shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 9.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Seller:	Aetrium Incorporated
2350 Helen Street
North St. Paul, MN 55109
	Facsimile:	651-770-7975
	E-mail:	PAskegaard@aetrium.com
	Attention:	Paul Askegaard

with a copy to:	Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street,
New York, NY 10022
	Facsimile:	(212) 451-2222
	E-mail:	AFinerman@olshanlaw.com
	Attention:	Adam Finerman, Esq.

If to Buyer:	Boston Semi Equipment LLC
3 Burlington Woods Drive
Burlington, MA 01803
	Facsimile:	____________________
	E-mail:	gary.romano@bsegroup.com
	Attention:	Gary Romano

with a copy to:	Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, New York 10004
	Facsimile:	(212) 422-4726
	Email:	litwin@hugheshubbard.com
	Attention:	Ethan Litwin

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Section 9.03 Interpretation; No Presumption. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.04 Headings. The Section, Article and other headings in this Agreement are inserted for convenience and reference only and shall not affect the meaning or interpretation of this Agreement.

Section 9.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.06 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior understandings, negotiations and agreements, both written and oral, with respect to such subject matter, including the letter of intent, dated January 7, 2014, are merged in and are superseded and canceled by, this Agreement and the other Transaction Documents. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

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Section 9.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or delegate its obligations hereunder, in whole or in part, including by operation of law, without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, except that either Party may assign or delegate any or all of its rights and obligations under this Agreement to any of its Affiliates or to any Person who acquires all or substantially all of its assets. No assignment shall relieve the assigning party of any of its obligations hereunder. Any purported assignment or delegation in violation of this Agreement shall be null and void ab initio.

Section 9.08 No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

Section 9.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction), provided, however, that to the extent mandatorily applicable, the Laws of the respective jurisdictions of incorporation or formation of each of the parties hereto shall govern the relative rights, obligations, powers, duties and other internal affairs of such party and its board of directors or managers, as applicable.

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(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE CITY OF WILMINGTON AND COUNTY OF NEW CASTLE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(c).

Section 9.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement for purposes of this Section 9.12, provided that receipt of copies of such counterparts is confirmed.

Section 9.13 Schedules. The Schedules to this Agreement shall be arranged in sections and subsections corresponding to the numbered section and lettered subsections of this Agreement, and the exceptions and disclosures in each such section and subsection of the Schedules shall, except as provided in the next sentence, apply only to the correspondingly numbered section and lettered subsection of this Agreement. The information contained in any Schedule shall be deemed to be incorporated by reference in other applicable Schedules if the applicability of such information to such other Schedules is reasonably apparent on its face.

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Section 9.14 BSE Guarantee. BSE hereby irrevocably, absolutely and unconditionally guarantees to Seller the prompt and complete payment when and as due of the Earn-Out Payments to be made by Buyer under this Agreement and the performance by Buyer of all of Buyer’s other obligations under this Agreement and the other Transaction Documents. This guaranty is an absolute, present and continuing guaranty of Buyer’s payment of the Earn-Out Payments hereunder and not merely a guaranty of collectability. In the event that Buyer does not perform its obligations under this Agreement with regard to the payment of the Earn-Out Payments as provided herein, Seller shall have the right under this guaranty by BSE to seek performance directly from BSE without any requirement that Seller shall have first demanded performance from Buyer, given Buyer any notice of Buyer’s failure to perform or taken any enforcement action against Buyer. In furtherance of the foregoing, BSE acknowledges and agrees that Seller may, in its sole discretion, bring and prosecute a separate action or actions against BSE to enforce its obligations under this Section, regardless of whether an action is brought against Buyer, or whether Buyer is joined in any such action or actions. Notwithstanding the foregoing, this Section 9.14 shall not limit the right of BSE to assert a defense that Buyer would be entitled to assert under this Agreement or under applicable law.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AETRIUM INCORPORATED

By:	/s/ Paul H. Askegaard
Name:	Paul H. Askegaard
Title:	CFO

BOSTON SEMI AUTOMATION LLC

By:	/s/ Bryan J. Banish
Name:	Bryan J. Banish
Title:	President & CEO

Boston Semi Equipment LLC hereby guarantees the obligations of Buyer hereunder:

BOSTON SEMI EQUIPMENT LLC

By:	/s/ Bryan J. Banish
Name:	Bryan J. Banish
Title:	President & CEO

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